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ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER
2009 FINANCIAL RESULTS AND PROGRAM HIGHLIGHTS

Cash Reserves Augmented with Recently Completed Financing Expected to Fund Operations into 2011

San Diego, July 30, 2009 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its financial results and program highlights for the second quarter ended June 30, 2009.

“With our enhanced cash position, reduced cost structure and Phase II protocol allowance from the FDA, we are well positioned to continue advancing the development of ANA598 as a treatment for chronic hepatitis C,” said Steve Worland, Ph.D., President and CEO of Anadys. “ANA598 has demonstrated potent antiviral activity and good tolerability in Phase I, as well as preclinical properties indicative of likely synergy when used clinically in combination regimens. The upcoming Phase II trial has several important elements, including twelve weeks of ANA598 combination treatment and a randomized exploration of shortening the overall duration of HCV therapy in conjunction with ANA598 treatment. We look forward to receiving the first data from this trial by year-end 2009 and additional data in the first half of 2010.”

Financial Results

As of June 30, 2009, the Company’s cash, cash equivalents and securities available-for-sale totaled $30.6 million compared to $27.9 million as of December 31, 2008. The increase in cash, cash equivalents and securities available-for-sale is the result of proceeds received from a “registered direct” offering of common stock and warrants in early June 2009, partially offset by the year-to-date cash utilization.

Research and development expenses were $4.6 million for the second quarter of 2009, compared to $5.5 million for the second quarter of 2008. The $0.9 million decrease was primarily attributable to a $1.3 million decrease in ANA773 development costs partially offset by $0.5 million in severance costs recorded in conjunction with the strategic restructuring initiated in June 2009. ANA773 development costs during the second quarter of 2009 were primarily driven by the ongoing Phase I clinical trial for the treatment of hepatitis C. During the second quarter of 2008, ANA773 development costs were primarily driven by the now completed 13-week GLP animal toxicology studies and the Phase I oncology clinical trial. The ANA598 development costs during the second quarter of 2009 were primarily associated with the 14-day healthy volunteer study and the ongoing long-term chronic toxicology studies which were initiated in September 2008.

General and administrative expenses were $2.5 million for the second quarter of 2009, compared to $2.0 million for the second quarter of 2008. The $0.5 million increase primarily resulted from severance costs recorded in conjunction with the strategic restructuring initiated in June 2009.

Operating expenses were $7.2 million for the second quarter of 2009, compared to $7.5 million for the second quarter of 2008. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $1.1 million and $0.7 million for the second quarter of 2009 and 2008, respectively.

The net loss was $6.5 million for the second quarter of 2009, compared to a net loss of $7.1 million for the second quarter of 2008. Included in the net loss for the second quarter of 2009 is a $0.4 million gain resulting from a reduction between issuance and June 30, 2009 in the liability associated with common stock warrants issued in conjunction with the “registered direct” financing. Basic and diluted net loss per common share was $0.21 in the second quarter of 2009, compared to $0.25 in the second quarter of 2008. Non-cash share-based expense resulted in a $0.03 and $0.02 increase in basic and diluted net loss per share for the second quarter of 2009 and 2008, respectively.

For the six months ended June 30, 2009, Anadys reported a net loss of $15.3 million, compared to $14.5 million for the same period last year. Basic and diluted net loss per common share was $0.51 for the six months ended June 30, 2009 and 2008.

Operational Highlights

•	Closed Registered Direct Financing. In early June, Anadys closed a “registered direct” offering through the sale of units to institutional investors, with each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. $17.5 million in gross proceeds were raised, with net proceeds of approximately $16.0 million, after deducting placement agent fees and estimated offering expenses. Proceeds from the transaction are being used to further the development of ANA598, as well as for other general corporate purposes.

•	Future Operations to Focus on Development of ANA598. In June, Anadys initiated a strategic restructuring to focus its operations on the continued development of ANA598, in particular a Phase II study in combination with pegylated interferon-alpha and ribavirin. The restructuring included a reduction in Anadys’ workforce expected to generate annual savings of $4 to $5 million, while retaining the clinical development infrastructure required to conduct the Phase II study of ANA598, key capabilities directed toward pharmaceutical development and next generation non-nucleosides, and a streamlined administrative staff. Also included in the restructuring is an expected reduction in annual facility expense of approximately $1.8M associated with our completed move to a smaller facility.

Development Program Highlights

ANA598

ANA598 is the Company’s non-nucleoside HCV polymerase inhibitor.

•	Finalization of ANA598 Phase II Protocol. Anadys has finalized its protocol and received FDA clearance for the Phase II study of ANA598 in combination with pegylated interferon-alpha and ribavirin for the treatment of chronic hepatitis C. In the Phase II study, naïve genotype 1 patients will receive ANA598 or placebo in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin, USP) (a current standard of care, or SOC) for 12 weeks at dose levels of 200 mg or 400 mg twice daily (bid), each with a loading dose of 800 mg bid on day one. After week 12, patients will continue to receive SOC alone. Patients who have undetectable levels of virus at weeks 4 and 12 will be randomized to stop all treatment at either week 24 or 48. The primary endpoint of the study is the proportion of patients who achieve undetectable levels of virus at week 12 (complete Early Virological Response or cEVR). Response at week 4 will also be assessed to provide the rate of Rapid Virological Response, or RVR. Patients will be followed for 24 weeks after stopping therapy to determine the rate of Sustained Virological Response, or SVR. Ninety patients are planned to be enrolled in this study — thirty patients receiving ANA598 and fifteen receiving placebo at each dose level. The study will be conducted at a number of clinical sites in the United States. Patient dosing in the trial is expected to commence in the next several weeks. Anadys expects to receive RVR data from the 200 mg dose group by year-end.

•	Reported Potent Antiviral Activity/Good Tolerability in HCV at EASL. In April 2009, data demonstrating potent antiviral activity and good tolerability of ANA598 as a single agent at all dose levels in a Phase Ib study in HCV patients were reported at the EASL conference. The median viral load reduction over three days ranged from 2.4 to 2.9 log10 in the three dose groups studied. No patient at any dose level showed evidence of viral rebound while on ANA598 and there were no serious adverse events.

•	Reported 14-day Healthy Volunteer Study Results. In April 2009, Anadys reported results from a 14-day study of ANA598 in healthy volunteers. ANA598 was generally well-tolerated in all cohorts in the study with no serious adverse events. Three instances of mild-to-moderate rash were observed at the higher dose levels. Pharmacokinetic results from this trial confirmed the plasma half-life of ANA598 of approximately 24 hours, and demonstrated that steady-state levels of ANA598 in plasma are reached after six to seven days of dosing.

•	Dosing Completed in Long-Term Chronic Toxicology Studies. The dosing period is completed in two long-term, chronic toxicology studies of ANA598 (26 weeks duration in rats and 39 weeks duration in monkeys). At the 13-week interim, the toxicology profile of ANA598 in both species was very favorable. While 39-week data from the monkey study is not yet available, a preliminary assessment of the results from the 26-week study in rats indicates a similar profile to that seen in rats at 13 weeks, in which the only adverse finding was a marginal decrease in the rate of weight gain in females at 1000 mg/kg, the highest dose tested. Complete results from both studies are expected at the end of the third quarter 2009.

ANA773

ANA773 is the Company’s oral inducer of endogenous interferons that acts via the toll like receptor 7 (TLR7) pathway.

•	Phase I Clinical Trial in HCV. Nine patients have completed dosing at 2000 mg in the Company’s trial of ANA773 in HCV patients, and the final patient is currently being dosed. During the second quarter the Company reported evidence of viral load reduction in a majority of patients who received ANA773 at 1600 mg. Anadys expects to present further results from this study later this year and intends to explore partnership opportunities as a potential path to continue the development of ANA773.

•	Reported PK/PD Data for ANA773 in HCV at EASL. In April 2009, the pharmacokinetic (PK) and pharmacodynamic (PD) data from the healthy volunteer portion of the Phase I clinical trial of ANA773 in HCV were reported at the EASL conference. ANA773 was generally well tolerated with no serious adverse events. Plasma drug levels were proportional to dose, and there was a dose-dependent induction of well-recognized interferon dependent biomarkers.

•	Phase I Clinical Trial in Oncology. In order to focus its resources on ANA598, Anadys recently elected to stop enrollment of new patients in the ongoing Phase I oncology trial of ANA773. Anadys plans for currently enrolled patients to continue to receive ANA773 until disease progression is observed and to conclude the trial once all patients reach this point.

Webcast of Conference Call

Anadys will host a conference call at 5:00 pm Eastern Daylight Time today to discuss its second quarter 2009 financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 85411914. The webcast and telephone replay will be available through August 13, 2009.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a non-nucleoside polymerase inhibitor for the treatment of hepatitis C. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to (i) the expectation that Anadys’ current cash position will fund operations into 2011; (ii) the antiviral and tolerability profile of ANA598, which may not be duplicated in future clinical studies of longer duration; (iii) preclinical properties indicative of likely synergy when used clinically in combination regimens; (iv) the expectation that Anadys will receive RVR data from the 200 mg dose group by year-end and additional data during the first half of 2010; (v) expectations regarding the amount of cost-savings associated with the reduction in force and facilities move; (vi) the ability to achieve EVR, RVR and SVR in the Phase II study; (vii) the expectation to begin patient dosing in the ANA598 Phase II study within the next several weeks; and (viii) plans to explore partnership opportunities as a potential path to continue the development of ANA773. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues or will have favorable results in the planned Phase II trial. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2008 and Anadys’ Current Report on Form 8-K filed on June 4, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses
Research and development	$4,648	$5,501	$11,524	$11,510
General and administrative	2,532	1,975	4,587	4,020

Total operating expenses (1)	7,180	7,476	16,111	15,530
Interest income and other, net	210	384	381	995
Gain from valuation of common stock warrant	440	—	440	—
liability

Total other income, net	650	384	821	995
Net loss (1)	$(6,530)	$(7,092)	$(15,290)	$(14,535)

Net loss per share, basic and diluted (1)	$(0.21)	$(0.25)	$(0.51)	$(0.51)

Share used in calculating net loss per share,
basic and diluted	31,493	28,731	30,173	28,714

(1) Includes non-cash operating expenses of $1,062 and $668 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share Based Payment” (SFAS 123(R)) or approximately $0.03 and $0.02 effect on basic and diluted net loss per common share for the three months ended June 30, 2009 and 2008, respectively. Research and development expense and general and administrative expense includes $616 and $446, respectively, of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended June 30, 2009. Includes non-cash operating expenses of $1,746 and $1,329 determined in accordance with SFAS No. 123(R) or approximately $0.06 and $0.05 effect on basic and diluted net loss per common share for the six months ended June 30, 2009 and 2008, respectively. Research and development expense and general and administrative expense includes $944 and $802, respectively, of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the six months ended June 30, 2009.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$30,620	$27,936
available-for-sale
Other current assets	2,576	2,202
Noncurrent assets	956	1,536

Total assets	$34,152	$31,674

Liabilities and Stockholders’ Equity
Current liabilities	$8,733	$5,813
Other long-term liabilities	32	36
Stockholders’ equity	25,387	25,825

Total liabilities and stockholders’ equity	$34,152	$31,674

Pegasys® and Copegus® are registered trademarks of Hoffman-La Roche Inc.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com